Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Electronic Arts Inc.:

We consent to the use of our reports dated May 24, 2011 with respect to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of April 2, 2011 and April 3, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended April 2, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 2, 2011, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

August 9, 2011